Exhibit 10.4
PALLADIUM AND RHODIUM SALES AGREEMENT
     This PALLADIUM AND RHODIUM SALES AGREEMENT (this “Agreement”) is made and entered into this 8th day of August, 2007, by and between STILLWATER MINING COMPANY, a Delaware corporation, whose address is 1321 Discovery Drive, Billings, Montana 59102 (“SMC”), and GENERAL MOTORS CORPORATION, a Delaware corporation, with a place of business at 777 Joslyn Ave., Pontiac, Michigan 48340-2925 (“GM”).
RECITAL
     GM and SMC are interested in entering into an arrangement by this Agreement whereby SMC will supply GM certain agreed upon amounts of palladium sponge of .9995 minimum purity and rhodium sponge of .9990 minimum purity.
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SMC hereby agrees to sell and deliver and GM hereby agrees to purchase palladium and rhodium of the quantity and quality hereinafter set forth, upon the following terms and conditions:
     Section 1. Definitions and Terminology. Unless the context indicates otherwise, capitalized terms have the meaning set forth in this Section 1.
          Actual Mined Metal means Palladium mined from SMC’s East Boulder Mine and/or Stillwater Mine.
          Actual Monthly Production means the actual amount of mined metal out-turned by SMC or on behalf of SMC by a third party refinery during any one calendar month.
          Business Day means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the United States are authorized or obligated by law or executive order to close.
          Contract Year shall mean the twelve consecutive calendar months commencing with January of each calendar year.
          Delivery Point means GM’s pool account at Heraeus Metals Processing, USA and/or Johnson Matthey, USA, as designated by GM on or before the last Business Day of the Pricing Month. If GM fails to designate which location, delivery will be made to the same Delivery Point(s) as the previous delivery.
          Old Agreement means the Palladium and Platinum Sales Agreement dated as of August 17, 1998, as amended by the First Amendment Agreement to Palladium and Platinum

*   Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “***” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

Sales Agreement dated as of November 20, 2000, and by the Second Amendment Agreement to Palladium and Platinum Sales Agreement dated as of February 20, 2001, and the Third Amendment to Palladium and Platinum Sales Agreement dated as of August 8, 2007, and as the same may be amended from time to time.
          Delivery Start Date means *** for Rhodium deliveries and the month following the date of the last delivery of Palladium pursuant to the Old Agreement.
          JM Reference Price Average means the monthly average of the daily Johnson Matthey North America reference price for Rhodium, as published by Johnson Matthey Inc. Precious Metals Marketing, USA, at approximately 9:30 am Eastern Time.
          London PM Fix Average means the monthly average of the daily London Platinum & Palladium Market (LPPM) PM Fix for Palladium, as published on LPPM website www.lppm.org.uk.
          Metal means the palladium and/or rhodium to be sold under this Agreement.
          Ounce is a troy ounce equivalent to 31.1035 grams.
          Palladium means refined palladium in sponge form with .9995 minimum purity.
          Palladium Option shall have the meaning set forth in Section 4(a).
          Pricing Month means the month during which pricing is determined pursuant to Section 5 of this Agreement, and (i) with respect to Palladium, is the month prior to the month of delivery (e.g. *** for delivery in ***), and (ii) with respect to Rhodium, is the month that is three months prior to the month of delivery (e.g. *** for delivery in ***).
          Rhodium means refined rhodium in sponge form with .9990 minimum purity.
          Rhodium Option shall have the meaning set forth in Section 4(b).
     Section 2. Term. This Agreement shall have an initial term from *** through and including ***. This Agreement is subject to earlier termination pursuant to Section 9 and extension pursuant to Section 15.
     Section 3. Delivery. Beginning on the Delivery Start Date, SMC will sell and deliver Metal FOB Delivery Point, and GM will purchase the quantities of Metal set forth in Section 4, which shall be delivered no later than the *** day of the month following the Pricing Month. All Metal to be sold in any one calendar month shall be delivered to a single Delivery Point.
     Section 4. Quantity and Source.

*   Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “***” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

          (a) Palladium. ***.
          (b) Rhodium. ***.
     Section 5. Pricing. ***.
          (a) Palladium. ***.
          (b) Rhodium. ***.
     Section 6. Payment Terms. On the first Business Day following each Pricing Month (i.e., the first Business Day of the month of delivery), SMC will inform GM in writing via facsimile as to the formula-based pricing computations set forth in Section 5 above for the actual quantities of Metal to be delivered by SMC pursuant to this Agreement during the following month. GM will forward such payment amount for 100% of the actual quantities by wire transfer to SMC (pursuant to written wire transfer instructions which will be provided by SMC) by the third Business Day following the confirmation of receipt. All payments will be made in U.S. Dollars. If GM does not agree with SMC’s pricing computations, GM shall timely notify SMC of the disagreement and the parties shall seek resolution of such dispute as to the calculation of the payment amount prior to the date payment is due.
     Section 7. Suspension of Delivery for Failure to Pay. Ten business days after receipt by GM of written notice from SMC to GM of GM’s failure to pay pursuant to the terms of Sections 6 and 7 (Why the reference to section 7) above, SMC may suspend delivery of Metal to GM until such time as payment has been received by SMC. This right shall not be deemed to be an exclusive right or remedy.
     Section 8. Risk of Loss; Title. Title and risk of loss for all Metal delivered hereunder shall pass to GM upon delivery to the Delivery Point.
     Section 9. Warranty. SMC warrants that the Palladium supplied hereunder shall have a minimum purity of .9995; that the Rhodium supplied hereunder shall have a minimum purity of .9990; and that SMC will convey good title to the Metal, free and clear of all liens and encumbrances payable by SMC. In respect of Metal supplied by release from SMC’s pool account to GM’s pool account, the parties agree that such Metal shall be deemed to have a minimum purity of .9995 for Palladium and .9990 for Rhodium.
          OTHER THAN THOSE EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS, GUARANTEES OR WARRANTIES, EXPRESSED OR IMPLIED, OF ANY KIND. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SMC EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS, OR SUITABILITY FOR A PARTICULAR PURPOSE OR

*   Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “***” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

USE NOTWITHSTANDING ANY COURSE OF PERFORMANCE, USAGE OF TRADE OR LACK THEREOF INCONSISTENT WITH THIS SECTION.
          SMC’S SOLE LIABILITY FOR BREACH OF WARRANTY SHALL BE LIMITED TO REPLACEMENT OF THE NONCONFORMING METAL.
     Section 10. Default and Termination. Either party shall be entitled to terminate this Agreement in the event of (i) the other party generally not paying its debts as such debts become due, or admitting in writing its inability to pay its debts generally or making a general assignment for the benefit of creditors, the appointment of a receiver for the other party or any of its assets, the filing by the other party of a voluntary petition in bankruptcy or any form of reorganization, or the filing of an involuntary petition in bankruptcy against the other party which is not dismissed with prejudice within 60 days of such filing, or the making of an assignment for the benefit of creditors of the other party; or (ii) a breach by the other party of any of the material terms or conditions of this Agreement, which breach is not cured within 10 business days of notice of such breach by the non-breaching party. SMC shall be entitled to terminate this Agreement in the event GM does any of the following: (i) acquire, or agree, offer or propose to acquire, directly or indirectly, from SMC or any other person, any business or assets of, or securities issued by, SMC or any right, warrant or option to acquire any of the foregoing; (ii) propose to enter into, directly or indirectly, any merger or business combination involving SMC or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of SMC or any of its subsidiaries; (iii) make any proposal or request to SMC or any of its officers or directors relating, directly or indirectly, to any action referred to in clause (i) or (ii) of this paragraph or to any modification or waiver of any provision of this paragraph; (iv) make or participate in, directly or indirectly, any “solicitation” of “proxies” (as those terms are used in the proxy piles of the Securities and Exchange Commission) to vote or seek to advise or influence any person with respect to the voting of any voting securities of SMC or any of its subsidiaries; (v) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) under the Exchange Act) with respect to any voting securities of SMC or any of its subsidiaries; (vi) act alone or in concert with others to seek to control or influence the management, Board of Directors or policies of SMC; (vii) advise, assist or enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing; or (viii) make any public statement or disclosure of any kind with respect to any matter addressed by this paragraph (unless required by law) or take any other action which might reasonably be expected to result in any such public disclosure. Otherwise, unless this Agreement is extended pursuant to Section 14, this Agreement will terminate on *** (except that the provisions of Sections 6, 9, 12, 13, 16 and 19 of this Agreement will survive such termination).
     Section 11. Taxes and Assessments. GM shall be responsible for the payment of all sales, use, excise, transfer, value added and other similar taxes imposed by an governmental

*   Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “***” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

authority in any jurisdiction in connection with the transactions contemplated herein. If any personal property taxes are assessed against the Metal by any governmental authority, such assessment shall be the responsibility of and shall be paid by the party having title to the Metal at the time of assessment.
     Section 12. Claims. Claims as to shortage in quantity shall be made by written notice from GM to SMC within five Business Days after the delivery in question, or else any such claims shall be deemed to have been waived. Except as otherwise provided in Section 9 or this Section 12, all other claims shall be made by written notice from GM to SMC within one year of delivery of the Metal in question, or else any such claims shall be deemed to have been waived. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NO CLAIMS WHATSOEVER SHALL BE MADE HEREUNDER FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES.
     Section 13. Limitation of Liability. GM shall not be liable for any special, indirect or consequential damages. SMC shall not be liable for any prospective or speculative profits or special, indirect, consequential, punitive or exemplary damages and the liability of SMC with respect to this Agreement or any action in connection herewith whether in contract, tort, or otherwise shall not exceed the price of that portion of the Metal on which liability is asserted.
     Section 14. Compliance with Laws. To the extent applicable, the parties agree to comply with all laws, ordinances rules, codes, regulations and lawful orders of any federal, state or local governmental authority applicable to performance of the Agreement. Stillwater represents that neither it nor any of its subcontractors will utilize child, slave, prisoner or any other form of forced or involuntary labor in the supply of Metals under this Agreement, or engage in abusive employment or corrupt business practices. At GM’s request Stillwater will certify in writing its compliance with the foregoing.
     Section 15. Force Majeure.
          (a) Effect of Occurrence. In the event that either party is rendered unable, wholly or in part, by force majeure applying to it, to carry out its obligations under this Agreement, it is agreed that such obligations of such party, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period. The parties agree that the various periods and terms provided for herein shall be extended for a period equivalent to such period of force majeure. The party claiming that an event of force majeure has occurred will promptly notify the other party of the commencement and termination of any event of force majeure. Prompt notice of force majeure shall be given by the party invoking it to the other party, setting out the nature and full details thereof, the extent of the interruption and the anticipated duration of the interruption.

*   Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “***” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

          (b) Definition. The term “force majeure” as employed herein, shall mean causes beyond the reasonable control of the parties, including, but not limited to, acts of God, explosions, fires, floods, breakdowns or damage to SMC’s mine(s) or related equipment or facilities, failure of plant or equipment to operate according to plans or specifications, war or warlike hostilities, riots, strikes, labor disputes, lockouts, unavoidable accidents, uncontrollable delays in transportation, non-availability of any means of transportation, any state or federal laws, regulations or requirements (expressly including inability to obtain or amend necessary governmental approvals, licenses or permits on reasonably acceptable terms), geological, technical, metallurgical, mining, construction or processing problems, non-availability of supplies, court orders, acts of military authority, acts or failures to act of federal, state or local agencies or regulatory bodies and inability to obtain timely refining of appropriate quantity of materials necessary to produce the required amounts of Metal; provided, however, that performance shall be resumed within a reasonable period of time after such cause has been removed; and provided further that neither party shall be required against its will to adjust any labor dispute or to question the validity of or to refrain from judicially testing the validity of any federal, state or local order, regulation or statute or to refrain from pursuing its legal or equitable remedies against any third party. Notwithstanding the foregoing, the parties agree that this Section 15 is not intended to provide relief from economic conditions such as, but not limited to, market situations that provide lower or higher prices than in effect under this Agreement.
     Section 16. Dispute Resolution. Except as otherwise provided in this Agreement, the parties hereby agree that any dispute, controversy or claim arising under this Agreement, or the breach thereof (a “Dispute”), shall first be subject to the informal dispute resolution procedures set forth in this Section 16. The party asserting the existence of a Dispute as to the interpretation of any provision of this Agreement or the performance by the other party of any of its obligations hereunder shall notify the other party in writing of the nature of the asserted Dispute. Within 10 Business Days of receipt of such notice, representatives from each party shall arrange and have a personal or telephone conference in which they attempt to resolve such Dispute. If those individuals are unable to resolve the Dispute within such time frame, the Dispute shall be settled by arbitration administered in the State of New York under the rules of the American Arbitration Association then in effect for the resolution of commercial disputes by an arbitrator(s) selected by mutual agreement of the parties, or by the American Arbitration Association absent such mutual agreement, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any findings of such arbitration shall be final and binding on the parties, and all reasonable costs (including attorneys’ fees) incurred as a result of a Dispute being referred to arbitration will be borne by the party against whom any award is made.
     Section 17. Representations and Warranties. Each of the parties represents and warrants as follows:

*   Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “***” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

          (a) Good Standing. That it is a corporation duly incorporated and in good standing in its state of incorporation and that it is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;
          (b) Performance. That it has the corporate capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;
          (c) No Breach. That it will not breach any other agreement or arrangement by entering into or performing this Agreement; and
          (d) Due Execution and Delivery. That this Agreement has been duly executed and delivered by it and is valid and binding upon it and enforceable against it in accordance with its terms; provided, however, that no representation or warranty is made as to the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby, and provided further that this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.
     Section 18. Notices. Any notice, election, report or other correspondence (collectively, “Notices”) required or permitted hereunder shall be in writing and (i) delivered personally to an officer of the party to whom directed; (ii) sent by registered or certified United States mail, postage prepaid, return receipt requested; (iii) sent by reputable overnight courier; or (iv) sent by facsimile transmission with confirmation of receipt. All such Notices shall be addressed to the party to whom directed as follows:
SMC:
Stillwater Mining Company
1321 Discovery Drive
Billings, Montana 59102
Attn: Metals Marketing
Facsimile: (406) 373-8723
with a copy to: General Counsel
Facsimile: (406) 373-8723

*   Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “***” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

GM:
General Motors Corporation
777 Joslyn Avenue
Mail Code 483-720-350
Pontiac, Michigan 48340-2925
Attn: PGM GM Global Commodity Manager
Facsimile: (248) 857-0068
with a copy to: Director, Nonferrous Metals
Facsimile: (248) 857-0064
Either party may, from time to time, change its address for future Notices hereunder by Notice in accordance with this Section 18. All Notices shall be complete and deemed to have been given or made when mailed or sent by overnight courier, or upon personal delivery when delivered personally or when receipt is confirmed when sent by facsimile transmission.
     Section 19. Publicity. Neither SMC nor GM will issue or approve an advertisement, promotional material, news release or other form of publicity concerning this Agreement or the transactions contemplated herein without the prior approval of the other party as to the contents of such advertisement, promotional material, news release or publicity and the timing of its release, which approval cannot be unreasonably withheld.
     Section 20. Entire Agreement. This Agreement represents the complete agreement between the parties hereto and supersedes all prior or contemporaneous oral or written agreements of the parties to the extent they relate in any way to the subject matter hereof.
     Section 21. Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute either party the partner of the other, nor, except as otherwise herein expressly provided, to constitute either party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the parties to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective. Each party shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein. Each party shall indemnify, defend and hold harmless the other party, its directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liability by the indemnifying party, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the other party, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the parties.

*   Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “***” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

     Section 22. No Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.
     Section 23. Binding Effect; No Assignment. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and may not be assigned by either party without the consent of the other party, which consent shall not be unreasonably withheld, except with respect to (i) any assignment to provide security in connection with any financing, expressly including, by way of example and not limitation, assignments of royalty, overriding royalties or net profits interests or production payments, or (b) any merger, consolidation or other reorganization or transfer by operation of law, or by purchase of the business of or substantially all of the assets of one of the parties, with respect to which such consent by the nonassigning party will not be required.
     Section 24. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against either party unless such modification, amendment or waiver is approved in writing by the parties hereto. The failure by either party to demand strict performance and compliance with any part of this Agreement during the term of this Agreement shall not be deemed to be a waiver of the rights of such party under this Agreement or by operation of law. Any waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.
     Section 25. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     Section 26. Governing Law. The parties hereby agree that this Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
     Section 27. Construction. This Agreement has been fully negotiated between the parties. In interpreting this Agreement, there shall be no presumption that either party drafted the language but rather the parties shall be deemed to have shared equally in the drafting of the provisions of this Agreement.

*   Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “***” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

     Section 28. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
     Section 29. Attorneys’ Fees. In the event of any controversy, claim, or dispute between the parties hereto, arising out of or relating to this Agreement or the breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees, and costs.
     Section 30. Further Documents. At the request of either party, the parties shall execute and deliver any further instruments, agreements, documents or other papers reasonably requested by that party to effect the purposes of this Agreement and the transactions contemplated hereby.
[SIGNATURE PAGE FOLLOWS.]

*   Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “***” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STILLWATER MINING COMPANY		GENERAL MOTORS CORPORATION

By:	/s/ Francis R. McAllister	By:	/s/ Enrique J. Driessen
Name:	Francis R. McAllister	Name:	Enrique J. Driessen
Title:	Chairman and CEO	Title:	Dir. Nonferrous Metals

By:	/s/ John R. Stark	By:

Name:	John R. Stark	Name:
Title:	Vice-President	Title:

*   Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “***” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.